EXHIBIT 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2010 with respect to the consolidated financial statements and schedules of Nalco Holding Company incorporated by reference in the Joint Proxy Statement of Ecolab Inc. and Nalco Holding Company and Prospectus of Ecolab Inc. that are made a part of the Registration Statement (Form S-4) for the registration of shares of Ecolab Inc.’s common stock.

/s/ Ernst & Young LLP
Chicago, Illinois

August 31, 2011